United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

the Securities Exchange Act of 1934

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PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

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Dear Public Storage Shareholders:

This letter addresses a proxy advisory report issued by Institutional Shareholder Services (ISS) on April 17, 2023, regarding the 2023 Annual Meeting of Shareholders of Public Storage scheduled for May 2, 2023. In its report, ISS recommends—in opposition to our Board’s recommendation—that shareholders vote for a shareholder proposal requesting that our Board of Trustees issue short- and long-term Scope 1-3 greenhouse gas reduction targets aligned with the Paris Agreement’s 1.5°C goal requiring net zero emissions by 2050. This shareholder proposal is included as Proposal 5 in our proxy statement filed on March 22, 2023.

ISS states that support for Proposal 5 is warranted because it believes our climate-related disclosures could include additional information:

“The company’s 2022 GHG emissions goal does not give shareholders insight into the company’s strategic planning around climate change. Shareholders would benefit from additional information on how the company plans to align its operations with the Paris Agreement goals and manage its GHG emissions and climate-related risks.”

We respectfully disagree with ISS’s recommendations for the reasons outlined in our proxy statement and below, including: (1) ISS appears to confuse a desire for additional disclosures with the Proponent’s actual proposal that our Board establish comprehensive Scope 1-3 greenhouse gas reduction targets now, even before we complete the remaining and in-progress steps needed responsibly to set, track, and disclose them; (2) ISS does not account for our leading greenhouse gas impact profile and reduction progress within the self-storage industry and across the broader real estate landscape; and (3) ISS appears to disregard its own view that Public Storage meets each of the Task Force on Climate-related Financial Disclosures (TCFD)-aligned Governance, Strategy, and Metrics & Targets disclosure pillars, and that Public Storage exemplifies the Risk Management disclosure pillar. We believe establishing the requested targets without completing the critical foundational steps already in-progress in order to meet the prescriptive approach and artificially-imposed timeline sought by the Proponent and supported by ISS is neither prudent nor responsible and could undermine shareholder value.

Our Board of Trustees recommends a vote AGAINST Proposal 5, the shareholder proposal requesting that the Board issue short- and long-term Scope 1-3 greenhouse gas reduction targets aligned with the Paris Agreement.

PUBLIC STORAGE RESPONSE

We take climate change and sustainability seriously, and we have both made and reported on substantial climate-related strategies and progress in reducing our greenhouse gas emissions over the past several years. We believe ISS disregards this progress and appears to confuse a desire for additional disclosures with the Proponent’s actual request that our Board establish comprehensive Scope 1-3 greenhouse gas reduction targets even before we complete the remaining and in-progress foundational steps to allow us to make more informed and responsible decisions about how to manage climate change risks and opportunities.

ISS’s peer analysis is flawed and fails to account for our significant progress on managing climate-related risks and our ongoing efforts to accelerate our greenhouse gas emissions reductions.

ISS states that Public Storage “is not leading its sector in [greenhouse gas] reduction goals,” but we respectfully disagree with this conclusion.

First, of the peers ISS presented, only two are self-storage industry peers. This is important to note because self-storage carries an inherently light environmental footprint, with carbon, water, and waste intensities that are significantly lower than other property types. Notwithstanding that inherently light footprint, our properties emit 24% less carbon per square foot (on a like-for-like basis) than other public self-storage REITs (EXR, CUBE, and LSI).

Second, Public Storage has already achieved a 27% reduction in Scope 1 and Scope 2 greenhouse gas emissions (on a like-for-like basis) since 2018, and we committed to a further 5% reduction in 2022. This reduction already exceeds the 26% Scope 1 and Scope 2 reduction by 2025 goal established by Extra Space Storage and the 10% reduction by 2024 goal established by CubeSmart, even though we have a significantly larger property portfolio. We note that U-Haul (AMERCO) has not disclosed any greenhouse gas emissions goal. We also note that our 27% emissions reduction exceeds the progress made by many real estate companies over the same time period.

Public Storage provides comprehensive disclosures on its management of climate risks and opportunities.

Public Storage’s Board and management currently closely review and oversee our climate and sustainability strategy, and we publicly disclose those efforts, as well as existing greenhouse gas inventory data and emissions targets and progress to date in our Sustainability Report, which is available in the Investor Relations section of publicstorage.com. We have also committed to aligning our disclosures with the recommendations of the TCFD. Indeed, ISS acknowledges that Public Storage meets each of the TCFD-aligned Governance, Strategy, and Metrics & Targets disclosure pillars, and that Public Storage exemplifies the Risk Management disclosure pillar.

ISS’s desire for additional disclosures does not support a vote for a prescriptive proposal asking our Board prematurely to set comprehensive Scope 1-3 greenhouse gas reduction targets.

ISS asserts that shareholder support of Proposal 5 is warranted “as additional information on the company’s efforts to reduce its carbon footprint and align its operations with Paris Agreement goals would allow investors to better understand how the company is managing its transition to a low carbon economy and climate change-related risks.”

We would like to clarify that Proposal 5 goes far beyond a request that the Company provide additional disclosures on climate risk management. In fact, it is a prescriptive proposal that requests that our Board establish comprehensive Scope 1-3 greenhouse gas “net zero” targets now, even before we complete the foundational work we are undertaking to allow us to make informed, responsible decisions that can survive the heightened scrutiny to which climate-related goals and disclosures will likely soon be subject.

In our proxy statement, we listed the steps we are taking to lay a strong, data-driven foundation to help us set and track our performance against data-driven goals and most effectively manage our resources to achieve our commitments. These include (1) expanding our greenhouse gas emissions inventory to include Scopes 1, 2, and 3 for the entire portfolio; (2) analyzing opportunities to work with our vendors and suppliers on emissions reductions; (3) enhancing our internal data collection processes and internal controls to ensure that our data collection and reporting is sound and verifiable; and (4) being ready to review, understand, and meet the SEC’s final climate rules, as well as the ISSB disclosure standards, once issued.

This work is complex. With respect to Scope 3 emissions, for example, there is significant market-wide debate on how to calculate such emissions, let alone how to reduce them. We do not believe it is responsible to commit to the Proponent’s requested actions without first completing these necessary foundational steps, which will help us make more informed decisions in the best interests of our shareholders. Failure to complete this work, and failure to develop credible greenhouse gas reduction targets, could threaten shareholder value rather than enhance our climate resiliency.

SUPPORTIVE AND ALIGNED VOTE RECOMMENDATION BY GLASS LEWIS

We note that Glass Lewis, in its proxy advisory report issued on April 7, 2023, supports our Board’s recommendation and recommends that shareholders vote AGAINST Proposal 5. Glass Lewis states that, after engaging with the Proponent, they “do not believe that the proponent has sufficiently demonstrated how the Company’s existing practices threaten shareholder value or that adoption of this proposal would meaningfully benefit shareholders….”

OUR COMMITMENT

We are committed to setting and achieving increasingly ambitious emissions reduction targets. We are proud of the leading progress that we have made thus far, and we recognize that more work remains to be done. It is for these reasons that we are already at work to lay the necessary foundation to set prudent, thoughtful, data-driven goals against which our progress effectively can be evaluated and verified. Short-circuiting this work to meet the prescriptive approach and artificially-imposed timeline sought by the Proponent and supported by ISS could undermine shareholder value and impair our ability to continue to honor the commitments that we make. We believe this is neither prudent nor responsible, let alone in the best interests of our shareholders.

We urge you to vote AGAINST Proposal 5, the shareholder proposal requesting that the Board issue short- and long-term Scope 1-3 greenhouse gas reduction targets aligned with the Paris Agreement’s 1.5°C goal requiring net zero emissions by 2050.